NEWS RELEASE

Contact:	Frank Hallowell, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Resignation of Ted Johnson, Interim CFO, and Names Frank G. Hallowell as CFO

Saint Paul, Minn., April 29, 2019 -- Image Sensing Systems, Inc. (“ISS”) (NASDAQ: ISNS) today announced that Ted Johnson has resigned as its Interim Chief Financial Officer.  The Board of Directors has appointed Frank G. Hallowell as Chief Financial Officer.

“We are delighted to have Frank join ISS,” said Andrew Berger, ISS Executive Chairman.  “Frank’s extensive experience in leadership will strengthen our management team and position us well to improve our processes and drive profitability and growth,” concluded Mr. Berger.

Mr. Hallowell is a seasoned financial executive with extensive experience overseeing finance organizations for high-growth technology companies, most recently serving as CFO at Wipaire Inc. Prior to Wipaire, Mr. Hallowell served in senior financial positions at several organizations including Logic PD, Inc., Harland Clarke Corporation, Pearson Plc, ExpressPoint Technology Services, and BellSouth Corporation.  Mr. Hallowell is a Certified Public Accountant (inactive) and received a Bachelor of Science degree in Business Administration from the University of North Dakota.  Mr. Hallowell started his career at KPMG International.

“I’m pleased and honored to join Andrew, Chad and the team at ISS,” said Mr.Hallowell.  “I look forward to building on the significant progress that the Company has already made toward profitable and sustainable growth.”

Mr. Johnson will remain with ISS for a transition period.

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About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 14, 2019.

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